Exhibit 99.1

News Release	JBT Corporation 70 W. Madison Suite 4400 Chicago, IL 60602

For Release: Immediate

Investors:	Debarshi Sengupta	+1-312-861-6933
Media:	Ken Jones	+1-312-861-6791

JBT Corporation Reports Fourth Quarter 2011 Results

Fourth Quarter Highlights (Continuing Operations):
o	Diluted earnings per share from continuing operations of $0.25, net of $0.23 per diluted share in restructuring charges
o	Pre-tax restructuring charges of $10.3 million recorded for cost reduction actions, resulting in approximately $9 million in annualized pre-tax savings by 2013
o	Inbound orders of $207 million and backlog of $246 million

Full-year 2011 Highlights (Continuing Operations):
o	Revenue of $956 million up 9 percent year-over-year
o	Diluted earnings per share from continuing operations of $1.05, net of $0.26 per diluted share in restructuring charges
o	Debt, net of cash, of $131 million at year end

CHICAGO, March 6, 2012—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported fourth quarter and full year 2011 results.

Revenue for the fourth quarter was $271.5 million, up 18 percent compared to the third quarter but down 5 percent relative to the prior year’s fourth quarter.  The Company recorded $10.3 million in pre-tax restructuring charges for cost reduction actions in its FoodTech segment.  Fourth quarter 2011 diluted earnings per share from continuing operations was $0.25, net of $0.23 per diluted share in restructuring charges.  This compares to fourth quarter 2010 diluted earnings per share from continuing operations of $0.56, net of $2.8 million in pre-tax restructuring charges, or $0.07 per diluted share.  Fourth quarter inbound orders of $206.9 million and backlog of $246.0 million decreased 10 percent and 14 percent, respectively, from the same period last year.  Debt, net of cash, was $131.1 million at quarter end.

Full year revenue of $955.8 million increased 9 percent year-over-year.  The Company recorded $11.6 million in pre-tax restructuring charges during 2011 compared to $3.7 million recorded in 2010.  Full year diluted earnings per share from continuing operations was $1.05, net of $0.26 per diluted share in restructuring charges.  This compares to 2010 diluted earnings per share from continuing operations of $1.30, net of $0.09 per diluted share in restructuring charges.

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“We ended 2011 with mixed results.  We were pleased with the strong performance of our AeroTech segment in the year.  However, economic uncertainties across key markets in Europe and North America and foreign exchange headwinds impacted FoodTech performance in the year.  We undertook significant strategic actions in 2011 to reduce costs with the goal to improve the long-term margin profile of this segment,” said Charlie Cannon, Chairman and Chief Executive Officer.  “We will continue to execute our 4G strategy focused on driving margin expansion, and we remain optimistic about our businesses despite a persistently uncertain economic environment.”

JBT FoodTech

JBT FoodTech’s fourth quarter revenue of $151.9 million declined 4 percent from the same period in 2010.  This decline was primarily due to lower freezing and protein processing equipment sales in Europe and North America, partially offset by the shipment of a large fruit processing product line and favorable aftermarket volume in the quarter.  Segment operating profit margin of 9.5 percent decreased 320 basis points from the prior-year quarter, largely driven by lower volume and unfavorable mix of products sold in the fourth quarter.  Fourth quarter inbound orders of $122.8 million and backlog of $98.5 million declined 16 percent and 5 percent, respectively, primarily due to an unfavorable comparison against large tomato and fruit processing orders received in the fourth quarter of 2010.

JBT AeroTech

JBT AeroTech’s fourth quarter revenue of $119.2 million declined 5 percent from the record sales performance in the same period in 2010.  Sales of ground support equipment were down as two large deicer orders in the prior year quarter were only partly replaced with smaller deicer orders in the current quarter.  Operating profit margin of 10 percent decreased 90 basis points from the prior-year quarter primarily driven by the lower volume and R&D investment to develop new gate equipment products.  The decline was partially offset by operational efficiencies achieved as a result of strategic margin-improvement initiatives implemented in the quarter.  Fourth quarter inbound orders totaled $83.7 million, essentially flat relative to last year and backlog was $147.5 million, a decline of 20 percent from the prior-year quarter.  The unfavorable backlog comparison was mainly due to shipments in 2011 of a large multi-year order received in 2010 from the US Navy and to a lesser extent timing of a large order for gate equipment that was delayed to early 2012.

Corporate Items

Corporate items in the fourth quarter excluding net interest expense were $14.2 million, up $8.6 million year-over-year, primarily driven by higher restructuring expenses.

Full-year cash generated by operating activities was $37.0 million, which included the funding of $10.4 million to the Company’s pension and other postretirement plans in 2011.  The Company ended the quarter with debt, net of cash, of $131.1 million.  Net interest expense for the quarter was $1.5 million, a reduction of $0.4 million from the prior-year quarter, reflecting lower average interest rates.

The full-year tax rate from continuing operations was 34.1 percent.

Full-year capital expenditures totaled $20.8 million, and depreciation and amortization totaled $24.1 million.

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2012 Outlook

The Company expects modest growth in 2012 driven primarily by continued growth in emerging markets.  More importantly, strategic actions implemented in 2011 are expected to drive margin expansion in 2012.  The Company will provide further market updates during tomorrow’s scheduled earnings call and expects to provide full-year earnings guidance when it reports first quarter earnings.

Fourth Quarter Earnings Conference Call

The Company will hold a conference call at 10:00 AM EST on Wednesday, March 7, 2012 to discuss the fourth quarter 2011 results.  The call can be accessed live by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 41395597, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com.  An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 PM EST on March 7, 2012.

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries.  JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment.  JBT Corporation employs approximately 3,300 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries.  For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control.  These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2010 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website.  The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

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JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue	$271.5	$286.6	$955.8	$880.4
Cost of sales	206.4	210.4	721.2	645.8
Gross profit	65.1	76.2	234.6	234.6

Selling, general and administrative expense	39.6	41.2	152.9	147.8
Research and development expense	4.2	4.4	18.5	17.5
Restructuring expense	10.3	2.8	11.6	3.7
Other income, net	(1.2)	(0.5)	(1.6)	(1.5)
Operating income	12.2	28.3	53.2	67.1

Net interest expense	(1.5)	(1.9)	(6.4)	(7.8)
Income from continuing operations before income taxes	10.7	26.4	46.8	59.3
Provision for income taxes	3.3	10.0	16.0	21.4
Income from continuing operations	7.4	16.4	30.8	37.9
Loss from discontinued operations, net of taxes	(0.2)	(0.6)	(0.3)	(0.6)
Net income	$7.2	$15.8	$30.5	$37.3

Basic earnings per share:
Income from continuing operations	$0.26	$0.58	$1.07	$1.34
Loss from discontinued operations	(0.01)	(0.02)	(0.01)	(0.02)
Net income	$0.25	$0.56	$1.06	$1.32

Diluted earnings per share:
Income from continuing operations	$0.25	$0.56	$1.05	$1.30
Loss from discontinued operations	-	(0.02)	(0.01)	(0.02)
Net income	$0.25	$0.54	$1.04	$1.28

Weighted average shares outstanding
Basic	28.8	28.3	28.8	28.3
Diluted	29.4	29.3	29.3	29.1

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JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue

JBT FoodTech	$151.9	$158.9	$542.6	$520.8
JBT AeroTech	119.2	124.9	407.4	351.2
Other revenue (1) and intercompany eliminations	0.4	2.8	5.8	8.4
Total revenue	$271.5	$286.6	$955.8	$880.4

Income before income taxes

Segment operating profit
JBT FoodTech	$14.4	$20.2	$42.3	$55.8
JBT AeroTech	12.0	13.7	36.0	28.6
Total segment operating profit	26.4	33.9	78.3	84.4

Corporate items
Corporate expense	(4.7)	(5.3)	(16.9)	(17.3)
Other expense, net (2)	(9.5)	(0.3)	(8.2)	-
Net interest expense	(1.5)	(1.9)	(6.4)	(7.8)
Total corporate items	(15.7)	(7.5)	(31.5)	(25.1)

Income from continuing operations before income taxes	$10.7	$26.4	$46.8	$59.3

(1) Other revenue comprises certain gains and losses related to foreign exchange exposure.

(2) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, restructuring costs, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.  Restructuring costs included in other expense, net were:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

JBT FoodTech	$10.3	$-	$11.6	$0.8
JBT AeroTech	-	2.8	-	2.9
Total	$10.3	$2.8	$11.6	$3.7

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JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Inbound Orders

JBT FoodTech	$122.8	$145.4	$537.7	$527.5
JBT AeroTech	83.7	82.9	371.5	419.9
Other and intercompany eliminations	0.4	2.8	5.8	8.6

Total inbound orders	$206.9	$231.1	$915.0	$956.0

	December 31,
	2011	2010
Order Backlog

JBT FoodTech	$98.5	$103.4
JBT AeroTech	147.5	183.4

Total order backlog	$246.0	$286.8

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JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2011	2010
	(Unaudited)

Cash and cash equivalents	$9.0	$13.7
Trade receivables, net	189.4	192.7
Inventories	122.3	106.7
Other current assets	38.4	43.3
Total current assets	359.1	356.4

Property, plant and equipment, net	124.7	128.7
Other assets	108.4	97.1
Total assets	$592.2	$582.2

Accounts payable, trade and other	$82.5	$86.3
Advance payments and progress billings	57.4	52.4
Other current liabilities	99.8	103.3
Total current liabilities	239.7	242.0

Long-term debt, less current portion	135.7	145.4
Accrued pension and other postretirement benefits, less current portion	109.2	73.0
Other liabilities	27.8	28.8
Common stock, paid-in capital and retained earnings	156.5	132.3
Accumulated other comprehensive loss	(76.7)	(39.3)
Total stockholders' equity	79.8	93.0
Total liabilities and stockholders' equity	$592.2	$582.2

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JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Twelve Months Ended
	December 31,
	2011	2010

Cash Flows From Operating Activities:
Income from continuing operations	$30.8	$37.9

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	24.1	22.9
Other	10.0	9.3

Changes in operating assets and liabilities:
Trade accounts receivable, net	0.2	(54.6)
Inventories	(19.8)	3.3
Accounts payable, trade and other	(2.0)	19.1
Advance payments and progress billings	7.4	(4.8)
Other - assets and liabilities	(13.7)	(15.5)

Cash provided by continuing operating activities	37.0	17.6

Cash required by discontinued operating activities	(0.6)	(0.1)

Cash Flows From Investing Activities:
Acquisitions	-	(0.4)
Capital expenditures	(20.8)	(24.3)
Other	(0.6)	1.0

Cash required by continuing investing activities	(21.4)	(23.7)

Cash Flows From Financing Activities:
Net (payments) proceeds on credit facilities	(6.8)	14.7
Dividends paid	(8.4)	(8.1)
Purchase of stock held in treasury	(0.3)	-
Other	(3.0)	(1.7)

Cash (required) provided by financing activities	(18.5)	4.9

Effect of foreign exchange rate changes on cash and cash equivalents	(1.2)	0.6

Decrease in cash and cash equivalents	(4.7)	(0.7)

Cash and cash equivalents, beginning of period	13.7	14.4

Cash and cash equivalents, end of period	$9.0	$13.7